Exhibit 99.3

SANMINA-SCI CORPORATION ANNOUNCES PRICING OF SENIOR NOTES

OFFERING

SAN JOSE, CA — April 26, 2011 — Sanmina-SCI Corporation (NASDAQ GS: SANM) announced today the pricing of an offering of $500,000,000 aggregate principal amount of its 7% Senior Notes due 2019 (the “Notes”).  The Notes will mature on May 15, 2019 and bear interest at an annual rate of 7.000%, payable semi-annually in cash in arrears.  The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by substantially all of Sanmina-SCI’s domestic subsidiaries.  The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The offering price of the notes is 100% of the principal amount thereof.  The transaction is expected to close on May 10, 2011, subject to the satisfaction of customary closing conditions.

Sanmina-SCI intends to use the net proceeds of this offering, together with cash on hand, to fund the tender offer for any and all of its outstanding 6¾% Senior Subordinated Notes due 2013 and to fund the tender offer for up to $200,000,000 aggregate principal amount of its 8.125% Senior Subordinated Notes due 2016.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.